UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Lyondell Chemical Company

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The following information was provided to all employees of Lyondell Chemical Company on Lyondell's internal website.

Date:            07/27/2007

Audience:   All Employees

Headline:    Transaction Questions and Answers

This is the first of regular communications to help answer questions you have about the proposed Lyondell-Basell merger. The following questions have been gathered from the "questions" email box, as well as from various employee meetings. Please continue to submit your questions, and look for further information on ION and in Compass in the weeks ahead.

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Q. How does the transaction impact our retirement plans?
A. For more information about Lyondell's U.S. retirement plans, please see the article available on ION called "Proposed Lyondell-Basell Transaction Pension and 401(k) Information" (published July 27, 2007).

Q. Will we still get our 2007 bonuses (payable in early 2008) assuming company performance "earns" it?
A. Yes. In the merger agreement, it specifically states that Lyondell and its subsidiaries will pay annual incentive bonuses for the 2007 calendar year in accordance with the terms of the bonus plans or programs presently in effect, based on the actual achievement of the approved performance criteria for 2007 (provided all such annual incentive bonuses for the 2007 calendar year have not been made prior to closing).

Q. Will the current Bonus Program design which uses 3 year Economic Value Added continue in 2008?
A. Your targets will remain the same, but the metrics for the 2008 plan have not been developed yet.

Q. I've only been with the company for two years and I'm not vested in the U.S. pension or 401(k) matching funds. Will I lose those funds?
A. No. Keep in mind that the closing of the transaction only changes the ownership of the company and does not automatically change our plans (with the exception of the conversion of Lyondell stock to cash). Should there be any changes, Lyondell and Basell have agreed that your Lyondell service will count toward vesting and eligibility in any Lyondell or Basell plans in which you may participate."

Q. How will our Cain / Millennium / Equistar retirement funds be paid out?
A. The transaction will not create any change in the way in which funds are paid out at the time of your retirement.

Q. Will there be a reduction in force due to plant closings or shared services?
A. The joining of Basell and Lyondell will provide global opportunities for growth and further integration, and will add scale and feedstock integration to the combined North-American footprint. In the months ahead we will be looking at the best way to combine the companies to create one of the most efficient integrated petrochemical companies. Basell and Lyondell businesses are very complementary and we don't expect this transaction to impact the day-to-day activities of most employees.

Q. Will there be a freeze on Lyondell stock, or can we trade normally?
A. From now until closing, there are no new restrictions on your ability to buy or sell Lyondell stock. Lyondell's Insider Trading Policy and pre-clearance procedures continue to apply as they did before the announcement of the merger.

Q: Will Lyondell stock be publicly traded after the transaction closes?
A. No. At closing, Basell will be purchasing all Lyondell stock at $48 per share. Basell will own all of the Lyondell shares, and Lyondell will no longer have publicly traded stock.

Q. During our quarterly earnings teleconference on July 26, several people said things like "Goodbye, we're going to miss you" during the call. Are our people on the call going away?
A. Many of the analysts on our call are equity, or stock, analysts and they know that once Lyondell stock is no longer publicly traded that we won't be having earnings calls such as these.

Q. How will Basell finance the deal? Will the combined company be more levered than Lyondell is today?
A: The ultimate structure of the financing is yet to be determined although we expect that the company will have a significant amount of debt. It's important to remember that the debt will be spread across a much larger combined company whose businesses are strong cash generators. Lyondell has a strong history of fiscal discipline necessary to accomplish debt reduction - and remember, Lyondell isn't the same company we were during the last industry cycle (e.g., we now have full ownership and earnings from the refinery). Also keep in mind that our large, strong fuels business (e.g., MTBE, ETBE and alkylate) tends to be on a different cycle from our chemicals and polymer businesses. With the Lyondell-Basell combination, the company's portfolio will be even more diverse.

Q. Will there be any change to our budgets or capital spending plans?
A: Lyondell reviewed its capital program for 2007 and 2008 with Basell, and the merger agreement specifically states that we will continue to invest in environment, safety, reliability and growth consistent with those plans.

Q. How will Lyondell's day-to-day operations be affected?
A: We do not expect this transaction to impact the day-to-day activities of most employees. Our most important job is to run our businesses and to stay focused on safe and reliable operations.

Q. Will we still be Lyondell or will our name change?
A: Both companies have strong brands and respected business names, but we don't know the answer to that question yet.

Q. What will happen to our commercial contracts?
A: Contracts with our existing customers and suppliers will continue in accordance with their terms.

Q. As a company without publicly traded stock, will we still need to comply with the Sarbanes-Oxley Act (SOX)?
A: Lyondell was committed to excellence in controls and governance before SOX, and will continue to have strong controls and governance practices regardless of the regulatory requirements. If Lyondell continues to have publicly traded debt after the close of the transaction, the company still would be subject to SOX compliance, but our corporate commitment to excellence in controls and governance transcends the specific regulations.

Q. Will the Houston refinery continue to be managed by Lyondell, or will it be managed with Access's other refineries?
A. The Houston refinery will be a part of the Lyondell-Basell system, no different from our other manufacturing sites. The refineries that currently are in the Access system are part of the TNK-BP joint venture in which Access holds a minority position. Basell greatly values our refinery and its financial contribution to the company.

Q. Will this affect hiring or filling vacant positions with new hires?
A. We don't expect this transaction to impact the day-to-day activities of most employees or organizations. If you have a question about filling a specific open position, please dialog with your supervisor.

Q. Do we know what Basell's stance is on personnel safety and process safety? What is Basell's safety culture like?
A. Basell's safety performance is very similar to ours. In their own words, "Basell is unwavering in its commitment to the highest standards of Health, Safety and Environmental (HSE) performance. In the area of workplace safety, Basell has established a best-in-class record and is dedicated to continuously improving its approach to employee and contractor safety as well as maintaining world-class process safety performance."

Q. What is Basell's propylene oxide technology?
A. Basell does not currently have propylene oxide activities, but the company is a leader in the development and licensing of technologies for the production of polypropylene and polyethylene.

Q. Is there a chance that another company may make a counter offer?
A. It is not known whether we will receive additional bids, but we are confident that this transaction represents excellent value for our shareholders.

Q. What is the time frame for the deal to close?
A. The deal is expected to close in the next several months and is subject to standard regulatory approvals as well as Lyondell shareholder approval.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the "Company") with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the "SEC"). STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company's website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be "participants" in the solicitation is set forth in the Company's proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger and other relevant materials to be filed with the SEC when they become available.

Date:             07/27/2007

Audience:   Americas
Headline:     Proposed Lyondell - Basell Merger Pension and 401(k) Information

For Active U.S. Non-Represented Employees of Lyondell Chemical Company, Equistar Chemicals, LP, Houston Refining LP and Millennium Specialty Chemicals, Inc.

Since the announcement of the proposed Lyondell-Basell merger, we have received many questions about the Lyondell retirement plans - our pension and 401(k) plans. We'll answer your specific questions, but first, we thought we'd give you some general information about retirement plans that may ease some of your concerns.

First, let's talk about the pension benefit you have already earned. There seems to be a concern that a new owner will do away with our pension plan, and your pension or certain forms of payment will simply vanish. Pension law does not allow any company to take away the benefit you have already earned, nor does it allow a company to take away an available payment option (such as lump sum, installments, etc.) for that benefit that has already been earned. The only exception would be if the plan is no longer legally allowed to pay lump sums, due to significant underfunding, under the new Pension Protection Act. This is currently not an issue, but we'll talk more about that later. The important point here is that a benefit you have already earned can not be taken away.

Next, let's talk about benefit changes in general. As we mentioned in the last paragraph, pension law does not allow a company to take away benefits that have already been earned. But what about future changes? The law allows companies to change or discontinue benefit plans at any time, but only prospectively, that is, only future benefits can be changed or discontinued. One example is the redesign of the Lyondell pension benefits in 2002. You may recall that the benefit you had earned through June 30, 2002, (your "Part A" benefit) remained unchanged, and only the benefit you began earning July 1, 2002, (your "Part B" benefit) was changed. When benefits are changed, companies are allowed, but are not required, to provide some kind of transition rules. Again, you may recall that in the 2002 redesign, there were some special rules to ease the transition for employees who were at least age 50 and had five years of service at June 30, 2002.

Now let's talk about changes to our plans. Keep in mind that the closing of the transaction only changes the ownership of the company and does not automatically change our benefit plans (with the exception of Lyondell stock no longer being in the 401(k) plans - more on that later). Lyondell and Basell have agreed that through December 31, 2008, Lyondell benefit opportunities will, in the aggregate, be materially no less favorable than the Lyondell benefits immediately prior to the close. That means that benefit adjustments could be made, but as a whole, benefits will be no less favorable in the aggregate. And remember from the paragraphs above, benefits you have already earned can not be taken away, and any changes would apply prospectively only.

Be assured that you will receive advance notice of any benefit changes. Pension law requires that companies provide advance notice if they reduce the rate of future benefit accruals. Notice must be given within a reasonable time, usually 45 days before the change is effective. Lyondell intends to keep you well informed of any changes that may affect your benefits.

So where does the Pension Protection Act fit in? The Pension Protection Act (PPA) was passed in 2006, and will become effective January 1, 2008. PPA is a law that all companies must follow for their U.S pension plans. Lyondell operates our pension plans in strict compliance with all laws and regulations and will continue to do so. Basell is required to do the same.

PPA contained many benefit provisions, including new rules for funding pension plans, enhanced disclosure rules, a new interest rate basis for funding and lump sum purposes, and restrictions on paying lump sums from significantly underfunded plans. In anticipation of the new funding rules and possible benefit restrictions, Lyondell began making extra (more than the required minimum) pension contributions in 2005 to improve the pension plans' funded status. In 2005, 2006,and 2007 thus far, these voluntary contributions to the Lyondell, Equistar and Houston Refining pension plans are approximately $280 million. (Additional voluntary contributions to the Millennium plans were not necessary.)

At this time, PPA is still a new law, and the IRS has not issued regulations to help companies interpret and comply with it. Many of you have asked what the new interest rates will be for calculating pension lump sums and if the Lyondell pension plans will be affected by the lump sum restrictions. The information about PPA presented in the questions and answers below is based on our understanding of the law and could change when IRS regulations are issued, but we will try to address your concerns as best we can.

Please remember, retirement is a major life decision, and you should be taking many factors into account in making this decision - overall financial picture, general health, family obligations, tax considerations, where you will live and how you will spend your time in retirement, etc. Availability of a lump sum payout and/or the interest rate used to calculate it should be one factor among many. For example, it would not make sense to give up a $100,000 job to save $25,000 in pension lump sum if you need to work longer to satisfy other financial obligations (such as paying for college for children, paying down debt, etc.) Remember that by retiring, you not only give up employment income, but you may also be giving up additional pension accrual.

Pension Q&As

Q: Does Basell have a pension plan? How does it compare to Lyondell's pension plans?

A: We can't comment on Basell's benefit plans, but we will do our best to answer your questions about Lyondell's plans.

Q: Will the Lyondell pension plans be changed as a result of the transaction?

A: Lyondell and Basell have agreed that through Dec. 31, 2008, Lyondell benefit opportunities will be, in the aggregate, materially no less favorable than the Lyondell benefits immediately prior to the close.

Q: Will lump sums continue to be available in the Lyondell pension plans?

A: Lyondell has no current plans to discontinue offering lump sum payments from the pension plans.

Q: Will the Pension Protection Act allow Lyondell to pay lump sums from the pension plans?

A: Yes. Under the Pension Protection Act (PPA), only companies whose plans are significantly underfunded are not allowed to pay lump sums from the pension plan and must pay the equivalent annuities instead. The IRS has not issued regulations giving all the details of how we must interpret and comply with PPA, but under the current rules and available guidance, and given the current funding levels of the plans, we expect to be able to pay lump sums.

Q: What steps is Lyondell taking to ensure that the pension plans are well funded?

A: In 2005, Lyondell began making extra pension contributions (more than the required minimums) in order to improve the plans' funded status. In 2005, 2006 and 2007 thus far, these voluntary contributions to the Lyondell, Equistar and Houston Refining pension plans are approximately $280 million. (Additional voluntary contributions to the Millennium plans were not necessary.) The company's intent is to continue to fund additional amounts during the rest of 2007 to further raise the funding levels of the plans.

Q: Under PPA, what interest rate(s) will replace the GATT rate in 2008?

A: PPA will replace the GATT interest rate (based on 30-year Treasury rates) with a segmented high-quality corporate bond yield curve. At this point, the IRS has not issued regulations containing the details of how the new rate will be determined. (Some of the unknown details at this point are the bond rating, quality, issue size, coupon type, pricing, maturity, options, issuer, etc.) We can not determine the new rates or even the basis for the rates until the regulations are issued. Also remember that the new interest rates are phased in over a five-year period, so the change is a gradual one. For example, the 2008 rates will be based on 80% GATT and 20% corporate bond rates, 2009 will be based on 60% GATT and 40% corporate bond rates, and so forth until 2012, when the rates will be based 100% on corporate bonds.

Q: Is the company required to give employees notice when the pension plans change, and how much notice?

A: Under the Employee Retirement Income Security Act of 1974 (ERISA), companies are required to give advance notice when reducing the rate of future benefit accruals (for example, as we did in 2002 when we changed the pension formula). The notice must be given within a reasonable time (usually 45 days) before the change becomes effective.

Q: I've only worked at Lyondell a short time, so I'm not vested in the pension plan. Does that mean my service will start over after the merger?

A: No. Basell and Lyondell have agreed that your Lyondell service will count toward vesting and eligibility in any Lyondell or Basell plans in which you may participate.

Q: How do I get more information about my Lyondell pension benefits?

A: You can refer to the Summary Plan Descriptions available on ION; call the Benefits Line at 1-888-596-8008, option 13, suboption 2; or email your questions to Benefits Administration. Benefits Administration can be found in the Outlook global address list or via the internet at administration.benefits@lyondell.com. You may also use the online pension estimator, found at www.lyondell.benecalc.com.

401(k) Q&As

Q: Does Basell have a 401(k) plan? How does it compare to Lyondell's 401(k) plans?

A: We can't comment on Basell's benefit plans.

Q: Will the Lyondell 401(k) plans be changed as a result of the transaction?

A: Lyondell and Basell have agreed that through December 31, 2008, Lyondell benefit opportunities will be, in the aggregate, materially no less favorable than the Lyondell benefits immediately prior to the close.

Q: What happens to the Lyondell stock in my 401(k) account between now and closing?

A: From now until closing, you can do whatever you'd normally do with any Lyondell stock in your account (subject to Lyondell's existing Insider Trading Policy and pre-clearance procedures). Until closing, if your company match currently is made in Lyondell stock, that will continue.

Q: What happens to the Lyondell stock in my 401(k) account at closing? Will I have to do anything to sell my Lyondell stock in my 401(k) account?

A: At closing, all Lyondell stock in the 401(k) plans (including stock purchased with employee contributions and stock from the company match) will automatically convert to cash, without any action required by you. Once converted to cash, the funds will be invested in a default fund. You will then be able to move the funds to any other 401(k) funds of your choice. The default fund will be determined and communicated at a later date.

Q: I currently get my company match in Lyondell stock. How will the Lyondell company match be made after closing?

A: This has not yet been determined and will be communicated at a later date.

Q: What happens to my loan in the 401(k) plan?

A: Loans will continue to be administered as usual.

Q: I've only worked at Lyondell a short time, so I'm not vested in the company match in the 401(k) plan. Does that mean my service will start over after the merger?

A: No. Basell and Lyondell have agreed that your Lyondell service will count toward vesting and eligibility in any Lyondell or Basell plans in which you may participate.

Q: How do I get more information about my Lyondell 401(k) benefits?

A: You can refer to the Summary Plan Descriptions available on ION, call the Benefits Line at 1-888-596-8008, option 11, or email your questions to Benefits Administration. Benefits Administration can be found in the Outlook global address list, or via the internet at administration.benefits@lyondell.com. You may also refer to NetBenefits, the Fidelity website, at www.401k.com.

The information presented in the narrative and answers above are brief summaries and do not replace the official documents that legally govern the Plans' operation. To determine specific rights and benefits if there is any conflict between this information and the official Plan documents, the full terms of the official Plan documents, as they now exists or as they may exist in the future, will always govern. The company has the right to change or terminate any plan at any time. Any information presented in this document is pursuant to and contingent on the pending merger between Lyondell and Basell.
Rev. 07/26/2007

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the "Company") with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the "SEC"). STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company's website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be "participants" in the solicitation is set forth in the Company's proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger and other relevant materials to be filed with the SEC when they become available.